Exhibit 99

              Ameron to Construct Fiberglass Pipe Plant

    PASADENA, Calif.--(BUSINESS WIRE)--March 26, 2004--Ameron International Corporation (NYSE:AMN) today announced plans to construct a fiberglass-composite pipe plant at the Company's wholly-owned subsidiary's facilities in Malaysia. The new plant would provide fiberglass-pipe manufacturing capacity to support the growth of the Company's Asian operations in Singapore and Malaysia.
    The investment would total approximately $12 million and would include acquisition of land adjacent to the subsidiary's existing fiberglass fittings operation, construction of a 55,000 square-foot building, and design and construction of a 40-foot filament-winding machine. The equipment will be designed by Ameron's Research and Engineering Center, utilizing state-of-the-art technology. When completed, the new Malaysian plant will be the most advanced fiberglass-pipe facility in the industry. The filament-winding machine will more than double production and improve operating efficiencies compared to conventional methods by significantly increasing glass rovings application speeds. In addition, the winder can be easily upgraded to manufacture Ameron's latest fiberglass-composite pipe products under development, such as Sand Core Fiberglass Pipe and Bondstrand(R) Steel-Strip-Laminate Pipe (SSL(TM)). The new plant is expected to be operational by September 2005.
    Ameron's wholly-owned subsidiaries in Singapore, Ameron (Pte) Ltd., and in Malaysia, Ameron (Malaysia) Sdn Bhd, serve the Asia-Pacific region for fiberglass-composite pipe in a broad range of markets. The primary markets include marine, offshore, oilfield, chemical and industrial. The market for fiberglass-composite pipe continues to expand as new applications are developed, fiberglass-composite pipe gains greater acceptance, and as the Asia-Pacific regional economy grows.
    James S. Marlen, Ameron's Chairman, President and Chief Executive Officer, stated, "Our fiberglass-composite pipe business in Asia has been very successful, and this expansion will provide the production capacity needed to support continued growth and, importantly, to continue the high level of service our customers deserve."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626-683-4000